Exhibit 10.17
Award No.
INTUIT INC. 2005 EQUITY INCENTIVE PLAN GRANT AGREEMENT
Restricted Stock Unit
(Performance-Based Vesting: Relative Total Shareholder Return Goals)
Intuit Inc., a Delaware corporation (the “Company”), hereby grants you a restricted stock unit award (“Award”) pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”), of the Company’s common stock, $0.01 par value per share (“Common Stock”). The maximum number of Shares that are subject to the Award and may be earned by you (“Maximum Shares”) is set forth below. All capitalized terms in this Grant Agreement (“Agreement”) that are not defined herein have the meanings given to them in the Plan. This Award is subject to the terms and conditions of the Plan, which is incorporated herein by reference. This Agreement is not meant to interpret, extend, or change the Plan in any way, or to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan, the provisions of the Plan will apply.
Name of Participant:
Address:
Maximum Shares:
Target Shares:
Date of Grant:
First Vesting Date:
Second Vesting Date:
Vesting Based on Achievement of Total Shareholder Return Goals and Service-Based Vesting. Vesting of this Award is based on Intuit’s percentile rank of total shareholder return (“TSR”) among a group of comparator companies (the “Comparison Group”), as set forth on Exhibit A (the “TSR Goals”). Actual performance against the TSR Goals is measured over the period beginning on [•] and ending on [•] (the “Performance Period”) and must be certified by the Compensation and Organizational Development Committee (“Committee”) in order for any portion of this Award to vest; provided, however, that if Intuit’s TSR is negative during the Performance Period, then the maximum Shares that the Committee will certify as eligible to vest will be the Target Shares. The Committee will certify the results of the TSR Goals as soon as reasonably possible (the date of such certification the “Certification Date”) after the Performance Period. Any portion of this Award that is eligible to vest based on the Committee’s certification will vest as to 50% on [•] (the “First Vesting Date”), and as to the remaining 50% on [•] (the “Second Vesting Date”) subject to your continuous service through such Second Vesting Date. Any portion of this Award that is not eligible to vest based on the Committee’s certification will terminate on the Certification Date. Notwithstanding the foregoing, Sections 1(c) through 1(e) provide certain circumstances in which you may vest in this Award before the First or Second Vesting Dates, respectively, and/or without certification of the TSR Goals by the Committee. If any of Sections 1(c) through 1(e) apply, then any portion of the Award that does not vest pursuant to those sections will terminate.
Comparison Group. The Comparison Group will be the companies shown on Exhibit B (each, together with Intuit, a “Member Company”); provided, however, that a company will be removed from the Comparison Group if, during the Performance Period, it ceases to have a class of equity securities that is both registered under the Securities Exchange Act of 1934 and actively traded on a U.S. public securities market (unless such cessation of such listing is due to any of the circumstances in (i) through (iv) of the following paragraph).
Definition of TSR. “TSR” as applied to any Member Company means stock price appreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the Member Company) during the Performance Period, expressed as a percentage return. Except as modified in Section 1(f), for purposes of computing TSR, the stock price at the beginning of the Performance Period will be the average price of a share of common stock of a Member Company over the 30 trading days beginning [•], and the stock price at the end of the Performance Period will be the average price of a share of common stock of a Member Company over the 30 trading days ending [•], adjusted for stock splits or similar changes in capital structure; provided, however, that TSR for a Member Company will be negative one hundred percent (-100%) if the Member Company: (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations.
1.	In the event of your Termination before the Second Vesting Date, the following provisions will govern the vesting of this Award:
(a)	Termination Generally. In the event of your Termination before the Second Vesting Date for any reason other than as expressly set forth in the other subsections of this Section 1, including, without limitation, your Termination by the Company for Cause or your resignation for Good Reason (each as defined in Section 1(c)), this Award will terminate immediately and you will have no further right or claim to anything under this Award, other than Shares already distributed to you, if any.

(b)	Death or Total Disability. In the event of your death or Total Disability before the Second Vesting Date, this Award will vest immediately as to the greater of 100% of the Target Shares or, if the death or Total Disability occurs after the Certification Date, 100% of the Shares actually earned based on the level of achievement of the TSR Goals, and all further service-based vesting conditions will be waived. “Total Disability” is defined in Section 5.6(a) of the Plan.

(c)	Involuntary Termination. In the event of your Involuntary Termination before the Second Vesting Date, a pro rata portion of this Award will vest immediately on the First Vesting Date (or, will vest immediately on your Termination Date if the First Vesting Date has passed) based on the actual level of achievement of the TSR Goals as certified by the Committee, and all further service-based vesting conditions will be waived. The pro rata portion will be a percentage equal to your number of full months of service since the Date of Grant divided by thirty-six months, minus any Shares already distributed to you on or after the First Vesting Date, rounded down to the nearest whole share. Shares will be distributed to you as soon as reasonably possible after the effective date of a waiver and general release of claims executed by you in favor of the Company and certain related persons determined by the Company in the form presented by the Company (“Release”). If you do not execute the Release within forty-five (45) days following your Termination Date, then you will not be entitled to the receipt of any Shares under this Section 1(c). Involuntary Termination means, for purposes of this Agreement, either (A) your Termination by the Company without Cause, or (B) your resignation for Good Reason. “Cause” means, for purposes of this Agreement, (i) gross negligence or willful misconduct in the performance of your duties to the Company (other than as a result of a Total Disability) that has resulted or is likely to result in material damage to the Company, after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which you have not substantially performed your duties and you have been provided with a reasonable opportunity of not less than 30 days to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to the Company; or (iii) conviction of a felony or a crime involving moral turpitude. No act or failure to act by you will be considered “willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of the Company. “Good Reason” means, for the purposes of this Agreement, your resignation within sixty (60) days after the occurrence any of the following events without your consent: (i) a material reduction in your duties that is inconsistent with your position at the time of the Date of Grant, (ii) any material reduction in your base annual salary or target annual bonus (other than in connection with a general decrease in the salary or target bonuses for all officers of Intuit), or (iii) a requirement by Intuit that you relocate your principal office to a facility more than 50 miles from your principal office on the Date of Grant; provided however, that with regard to (i) through (iii) you must provide Intuit with written notice of the event allegedly constituting “Good Reason,” and Intuit will have 15 days from the date it receives such written notice to cure such event.

(d)	Termination on or Within One Year After Corporate Transaction. In the event of your Involuntary Termination (including your Termination without Cause by the Company’s successor) on or within one year following the date of a Corporate Transaction and before the Second Vesting Date, this Award will vest immediately on your Termination Date as to a pro rata portion of the Shares you otherwise would have been entitled to earn under Section 1(e),and all further service-based vesting conditions will be waived. The pro rata portion will be a percentage equal to your number of full months of service since the Date of Grant divided by thirty-six months minus any Shares already distributed to you on or after the First Vesting Date, rounded down to the nearest whole Share.

(e)	Corporate Transaction. In the event of a Corporate Transaction before the First Vesting Date, the level of achievement of the TSR Goals will be determined as of the effective date of the Corporate Transaction based on the Comparison Group as constituted on the such date (the “CIC Achievement Level”). In addition, Intuit’s ending stock price will be the sale price of the Shares in the Corporate Transaction and the ending stock price of the other Member Companies will be the average price of a share of common stock of a Member Company over the 30 trading days ending on the effective date of the Corporate Transaction, in each case adjusted for changes in capital structure. This Award will vest as to 50% of the Shares corresponding to the CIC Achievement Level on the First Vesting Date, and as to the remaining 50% of the Shares corresponding to the CIC Achievement Level on the Second Vesting Date. Shares will be distributed as soon as reasonably possible after the First and Second Vesting Dates, respectively. For avoidance of doubt, this provision is intended to result in you earning the number of Shares corresponding to the CIC Achievement Level, without Committee certification, provided that you are employed on the First and Second Vesting Dates following a Corporate Transaction. In the event of an intervening Termination before the Second Vesting Date, the applicable provisions of Sections 1(a) through 1(d) will govern, except that Section 1(b) will be applied by using the number of Shares corresponding to the CIC Achievement Level.
2.	Issuance of Shares. Except as described in the next sentence, Shares will be distributed as soon as reasonably possible after the First or Second Vesting Dates occur (but in no event later than March 15th after the calendar year in which the First or Second Vesting Dates occur). In the event of a Termination pursuant to Sections 1(b) or 1(d), Shares will be distributed as soon as reasonably possible after the Termination Date, and in the event of a Termination pursuant to Section 1(c), Shares will be distributed as soon as reasonably possible after the date that the Release becomes effective in accordance with Section 1(c) (but in no event later than March 15th after the calendar year in which the Termination Date or the effective date of the Release occurs).
3.	Withholding Taxes. This Award is generally taxable for purposes of United States federal income and employment taxes on vesting based on the Fair Market Value on the First or Second Vesting Dates, as applicable. To the extent required by applicable federal, state or other law, you will make arrangements satisfactory to the Company for the payment and satisfaction of any income tax, social security tax, payroll tax, payment on account or other tax related to withholding obligations that arise under this Award and, if applicable, any sale of Shares. The Company will not be required to issue Shares pursuant to this Award or to recognize any purported transfer of Shares until such obligations are satisfied. Unless otherwise agreed to by the Company and you, these obligations will be satisfied by the Company withholding a number of Shares that would otherwise be issued under this Award that the Company determines has a Fair Market Value sufficient to meet the tax withholding obligations. “Fair Market Value” is defined in Section 26(n) of the Plan.
You are ultimately liable and responsible for all taxes owed by you in connection with this Award, regardless of any action the Company takes or any transaction pursuant to this section with respect to any tax withholding obligations that arise in connection with this Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of this Award or the subsequent sale of any of the Shares. The Company does not commit and is under no obligation to structure this Award to reduce or eliminate your tax liability.
4.	Disputes. Any question concerning the interpretation of this Agreement, any adjustments to made thereunder, and any controversy that may arise under this Agreement, will be determined by the Committee in accordance with its authority under Section 4 of the Plan. Such decision by the Committee will be final and binding.

5. Other Matters.
(a)	The Award granted to an employee in any one year, or at any time, does not obligate the Company or any subsidiary or other affiliate of the Company to grant an award in any future year or in any given amount and should not create an expectation that the Company (or any subsidiary or other affiliate) might grant an award in any future year or in any given amount.

(b)	Nothing contained in this Agreement creates or implies an employment contract or term of employment or any promise of specific treatment on which you may rely.

(c)	Notwithstanding anything to the contrary in this Agreement, the Company may reduce your Award if you change classification from a full-time employee to a part-time employee.

(d)	This Award is not part of your employment contract (if any) with the Company, your salary, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing benefits, severance pay or other termination compensation or indemnity.

(e)	Because this Agreement relates to terms and conditions under which you may be issued shares of Common Stock of Intuit Inc., a Delaware corporation, an essential term of this Agreement is that it will be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the Award granted hereunder will be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.

(f)	This Award, and any issuance of Shares thereunder, is intended to comply and will be interpreted in accordance with Section 409A of the Code.
This Agreement (including the Plan, which is incorporated by reference) constitutes the entire agreement between you and the Company with respect to this Award, and supersedes all prior agreements or promises with respect to the Award. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement will be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of an Award described in Section 14 of the Plan, this Agreement will be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered, (1) in the case of the Company, to the Company at 2632 Marine Way, Mountain View, CA, 94043, or at such other address designated in writing by the Company to you, and (2) in the case of you, at the address recorded in the books and records of the Company as your then current home address.

The Company has signed this Award Agreement effective as the Date of Grant.

INTUIT INC.
By:

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